Exhibit 99.4

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 6, 2012, United States Cellular Corporation (“U.S. Cellular”) entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation (“Sprint”). Pursuant to the Purchase and Sale Agreement, on May 16, 2013, U.S. Cellular transferred customers and certain PCS license spectrum to Sprint in U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (“Divestiture Markets”) in consideration for $480 million in cash. The Purchase and Sale Agreement also contemplated certain other agreements, together with the Purchase and Sale Agreement collectively referred to as the “Divestiture Transaction.”

U.S. Cellular has retained other assets and liabilities related to the Divestiture Markets, including network assets, retail stores and related equipment, and other buildings and facilities. The transaction does not affect spectrum licenses held by U.S. Cellular or variable interest entities (“VIEs”) that are not currently used in the operations of the Divestiture Markets. Pursuant to the Purchase and Sale Agreement, U.S. Cellular and Sprint also entered into certain other agreements, including customer and network transition services agreements, which require U.S. Cellular to provide customer, billing and network services to Sprint for a period of up to 24 months after the May 16, 2013 closing date. Sprint will reimburse U.S. Cellular for providing such services at an amount equal to U.S. Cellular's cost, including applicable overhead allocations. In addition, these agreements require Sprint to reimburse U.S. Cellular up to $200 million (the “Sprint Cost Reimbursement”) for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees.

On April 3, 2013, U.S. Cellular entered into an agreement relating to the Partnerships (as defined below) with Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”).  U.S. Cellular holds a 60.00% interest in St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and a 57.14% interest in New York RSA 2 Cellular Partnership (“NY2” and, together with NY1, the “Partnerships”).  The remaining interests are held by Verizon Wireless.  The Partnerships are operated by Verizon Wireless under the Verizon Wireless brand.  Prior to April 3, 2013, because U.S. Cellular owns a greater than 50% interest in each of these Partnerships and based on U.S. Cellular’s rights under the Partnership Agreements, U.S. Cellular consolidated the financial results of these Partnerships in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The agreement amends the Partnership Agreements in several ways which provide Verizon Wireless with substantive participating rights that allow Verizon Wireless to make decisions that are in the ordinary course of business of the Partnerships and which are significant to directing and executing the activities of the business.   Accordingly, as required by GAAP, U.S. Cellular deconsolidated the Partnerships effective as of April 3, 2013 and thereafter reported them as equity method investments in its consolidated financial statements (the “Deconsolidation”).

The unaudited pro forma financial information is based on financial statements prepared in accordance with GAAP.  In addition, the unaudited pro forma financial information is based upon available information and assumptions that U.S. Cellular considers to be reasonable; such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma financial information is based on various assumptions. The actual results reported by U.S. Cellular in periods following the Divestiture Transaction and the Deconsolidation may differ significantly from those reflected in this unaudited pro forma financial information.  As a result, the unaudited pro forma financial information does not purport to project the future financial condition and results of operations of the consolidated company. The pro forma assumptions and adjustments are described in the accompanying schedules.  Pro forma adjustments are shown in the “Divestiture Markets” and “NY1 & NY2” columns and are those that are directly attributable to the transactions, are factually supportable and, with respect to the unaudited pro forma Statement of Operations, are expected to have a continuing impact on the consolidated results. Pro forma adjustments do not include allocations of corporate costs, as those costs are not directly attributable to these transactions.

The unaudited pro forma financial information should be read together with U.S. Cellular’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2012, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in U.S. Cellular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 26, 2013, U.S. Cellular’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, which was filed with the SEC on May 3, 2013, U.S. Cellular’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, which was filed with the SEC on August 2, 2013 and U.S. Cellular’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, which was filed with the SEC on November 1, 2013.

The unaudited pro forma Statement of Operations for the three months ended September 30, 2013 gives effect to the Divestiture Transaction as if that transaction had occurred at the beginning of the period.

United States Cellular Corporation Pro Forma Statement of Operations (Unaudited)
		Less:
Three Months Ended September 30, 2013	As Reported	Divestiture Markets (1)	Pro Forma (1)
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$862,330	$2,187	$860,143
Equipment sales	76,906	(83)	76,989
Total operating revenues	939,236	2,104	937,132

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	177,431	925	176,506
Cost of equipment sold	193,392	111	193,281
Selling, general and administrative (including charges from affiliates of $22.7 million)	410,468	4,059	406,409
Depreciation, amortization and accretion	200,985	61,334	139,651
Loss on asset disposals, net	1,701	22	1,679
(Gain) loss on sale of business and other exit costs, net	(1,534)	(2,343)	809
Total operating expenses	982,443	64,108	918,335

Operating income (loss)	(43,207)	(62,004)	18,797

Investment and other income (expense)
Equity in earnings of unconsolidated entities	37,360	-	37,360
Interest and dividend income	1,095	-	1,095
Gain (loss) on investments	-	-	-
Interest expense	(11,329)	3	(11,332)
Other, net	47	-	47
Total investment and other income (expense)	27,173	3	27,170

Income (loss) before income taxes	(16,034)	(62,001)	45,967
Income tax expense (benefit) (3)	(6,433)	(23,455)	17,022

Net income (loss)	(9,601)	(38,546)	28,945
Less: Net income attributable to noncontrolling interests, net of tax	258	-	258
Net income (loss) attributable to U.S. Cellular shareholders	$(9,859)	$(38,546)	$28,687

Basic weighted average shares outstanding	84,005		84,005
Basic earnings (loss) per share attributable to U.S. Cellular shareholders	$(0.12)		$0.34

Diluted weighted average shares outstanding	84,005		84,798
Diluted earnings (loss) per share attributable to U.S. Cellular shareholders	$(0.12)		$0.34

The unaudited pro forma Statement of Operations for the nine months ended September 30, 2013 gives effect to the Divestiture Transaction and the NY1 & NY2 Deconsolidation as if those transactions had occurred at the beginning of the period.

United States Cellular Corporation Pro Forma Statement of Operations (Unaudited)
		Less:
Nine Months Ended September 30, 2013	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma (1)(2)
(Dollars and shares in thousands, except per share amounts)
Operating revenues
Service	$2,769,645	$141,062	$40,816	$2,587,767
Equipment sales	246,467	5,100	2,486	238,881
Total operating revenues	3,016,112	146,162	43,302	2,826,648

Operating expenses
System operations (excluding Depreciation, amortization and accretion reported below)	585,997	33,675	11,701	540,621
Cost of equipment sold	652,153	10,347	5,446	636,360
Selling, general and administrative (including charges from affiliates of $71.2 million)	1,234,675	39,576	11,808	1,183,291
Depreciation, amortization and accretion	593,410	185,786	2,735	404,889
Loss on asset disposals, net	16,153	1,938	-	14,215
(Gain) loss on sale of business and other exit costs, net	(243,627)	(245,250)	-	1,623
Total operating expenses	2,838,761	26,072	31,690	2,780,999

Operating income	177,351	120,090	11,612	45,649

Investment and other income (expense)
Equity in earnings of unconsolidated entities	99,797	-	(5,651)	105,448
Interest and dividend income	2,967	-	-	2,967
Gain (loss) on investments	18,527	-	18,527	-
Interest expense	(32,393)	(157)	-	(32,236)
Other, net	153	-	7	146
Total investment and other income (expense)	89,051	(157)	12,883	76,325

Income before income taxes	266,402	119,933	24,495	121,974
Income tax expense (3)	121,618	54,529	16,961	50,128

Net income	144,784	65,404	7,534	71,846
Less: Net income attributable to noncontrolling interests, net of tax	6,338	-	4,795	1,543
Net income attributable to U.S. Cellular shareholders	$138,446	$65,404	$2,739	$70,303

Basic weighted average shares outstanding	83,897			83,897
Basic earnings per share attributable to U.S. Cellular shareholders	$1.65			$0.84

Diluted weighted average shares outstanding	84,676			84,676
Diluted earnings per share attributable to U.S. Cellular shareholders	$1.64			$0.83

Special dividend per share attributable to U.S. Cellular shareholders	$5.75			$5.75

(1)     The “Divestiture Markets” column reflects amounts included in the “As Reported” column that are directly attributable to the transaction and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  During the three and nine months ended September 30, 2013, U.S. Cellular recognized a pre-tax gain of $2.3 million and $245.3 million, respectively, in (Gain) loss on sale of business and other exit costs, net as a result of the Divestiture Transaction.

(2)     The “NY1 & NY2” column reflects amounts included in the “As Reported” column that are directly attributable to the NY1 & NY2 Deconsolidation and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  In accordance with GAAP, as a result of the NY1 & NY2 Deconsolidation, U.S. Cellular’s interest in the Partnerships was reflected in Investments in unconsolidated entities at fair value as of April 3, 2013.  Recording U.S. Cellular’s interest in the Partnerships required allocation of the excess of the fair value over book value to customer lists, licenses, a favorable contract and goodwill of the Partnerships.  Amortization expense related to customer lists and the favorable contract will be recognized over their respective useful lives.  NY1 & NY2 Equity in earnings of unconsolidated entities represents U.S. Cellular’s share of NY1 & NY2 net income for the period based on U.S. Cellular's interests in the Partnerships less amortization expense related to customer lists and a favorable contract.  In addition, a non-cash pre-tax gain of $18.5 million was recognized in Gain (loss) on investments during the nine months ended September 30, 2013.

(3)     Income tax expense is based on U.S. Cellular’s statutory tax rate applied to Income before income taxes for the Divestiture Markets.  NY1 & NY2 deferred income tax expense at U.S. Cellular’s statutory rate was also recognized in the nine months ended September 30, 2013 as a result of increasing U.S. Cellular’s interest in the Partnerships to fair value.